Exhibit 99.3

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of December 6, 2023, that only one statement containing the information required by Schedule 13D, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Class A common stock, $0.0001 par value per share, of PSQ Holdings, Inc., and such statement to which this Joint Filing Agreement is attached as Exhibit 99.3 is filed on behalf of each of the undersigned.

/s/ J. Nicholas Ayers
J. Nicholas Ayers

/s/ Jamie F. Ayers
Jamie F. Ayers

J. Nicolas Ayers Irrevocable Trust
dated October 2021

By:	/s/ Jamie F. Ayers
Name:	Jamie F. Ayers
Title:	Trustee

C6 Creative Consulting, Inc.

By:	/s/ J. Nicholas Ayers
Name:	J. Nicholas Ayers
Title:	Managing Partner